CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Notes	$2,000,000.00	$232.20

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement No. 103 to Product Prospectus Supplement No. R-1 dated May 3, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 August 23, 2011

The Royal Bank of Scotland plc (Issuer)
The Royal Bank of Scotland Group plc (Guarantor)

$2,000,000 RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

■ Interest will be payable quarterly on the 26th of each February, May, August and November, commencing November 26, 2011.
■ The initial interest rate will be 12.00% per annum from, and including, August 26, 2011 to, but excluding, August 26, 2012 (the first year of the term of the securities).
■ Thereafter, the per annum interest rate for each quarter will be equal to the product of (i) 4 and (ii) a quantity equal to the applicable Reference Rate minus 0.50%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 12.00% per annum.
■ The Reference Rate is an amount equal to the 30-Year U.S. Dollar Constant Maturity Swap Rate (“CMS30”) minus the 2-Year U.S. Dollar Constant Maturity Swap Rate (“CMS2”), determined with respect to the applicable reference rate determination date.
■ Subject to early redemption at our option on the 26th of each February, May, August and November, commencing on August 26, 2012.
■ 100% repayment of principal plus any accrued and unpaid interest at maturity.  All payments of interest and repayment of principal at maturity are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.
■ 20-year term.
■ No listing on any securities exchange.
$1,000 principal amount per RBS Capped Callable Leveraged Steepener Note
Dates:
Pricing Date: August 23, 2011
Settlement Date: August 26, 2011
Maturity Date: August 26, 2031
CUSIP / ISIN No.: 78009PBK6 / US78009PBK66

The RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” and “Additional Risk Factor” on page PS-5 of this pricing supplement and “Risk Factors” beginning on page S-10 of Product Prospectus Supplement No. R-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.
	Per security	Total
Original Offering Price (1)	$1,000.00	$2,000,000.00
Underwriting discount	$ 47.50	$ 95,000.00
Proceeds, before expenses, to The Royal Bank of Scotland plc	$ 952.50	$1,905,000.00
(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-13 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
RBS Securities Inc.
August 26, 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Summary

The RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

The securities provide investors with quarterly interest payments.  The securities will accrue interest at the rate of 12.00% per annum for the first year of the term of the securities.  Thereafter, the securities will accrue interest at an annual rate based on the product of (i) the spread multiplier of 4 and (ii) a quantity equal to the applicable Reference Rate minus a spread of 0.50%, as described below, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 12.00% per annum.  We will pay to you at maturity the principal amount of your securities plus any accrued and unpaid interest, subject to our credit risk.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	20 years
Maturity Date:
August 26, 2031.  If the scheduled Maturity Date is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Payment at Maturity:
On the Maturity Date, you will be entitled to receive the principal amount and any accrued and unpaid interest on the securities, subject to the credit risk of RBS, as issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Interest Rates:	Interest on the securities will accrue at the following rates:
•	12.00% per annum from, and including, August 26, 2011 to but excluding August 26, 2012 (the first year of the term of the securities); and
•
thereafter, the per annum interest rate with respect to each Interest Determination Period will be equal to the product of (i) the spread multiplier of 4 and (ii) a quantity equal to the applicable Reference Rate minus a spread of 0.50%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 12.00% per annum.

Interest on the securities will be calculated on the basis of a 360-day year of twelve 30-day months and interest rates will be rounded to five decimal places.
Interest Payment Dates:
26th of each February, May, August and November, beginning on November 26, 2011.  If any Interest Payment Date falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Fixed Rate Interest Determination Period:	Each Interest Determination Period from, and including, the original date of issuance of the securities to, but excluding, August 26, 2012.
Floating Rate Interest Determination Period:	Each Interest Determination Period from, and including, August 26, 2012, to but excluding the Early Redemption Date or the Maturity Date.
Interest Reset Dates:
The first day of each Interest Determination Period, commencing on August 26, 2012.  If any Interest Reset Date falls on a day that is not a business day, the Interest Reset Date will be postponed to the next succeeding business day.

Interest Determination Periods:
Quarterly.  The first Interest Determination Period will commence on, and will include, the original date of issuance of the securities on August 26, 2011, and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Determination Period will commence on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date, the Early Redemption Date or the Maturity Date, as applicable.

Reference Rate:
The calculation agent will determine the Reference Rate by subtracting CMS2 from CMS30, rounding to five decimal places, on the second U.S. Government Securities Business Day (the “reference rate determination date”) prior to the relevant Interest Reset Date, as described more fully under the heading “The Reference Rate” in this pricing supplement.

CMS30:
The fixed rate of interest payable on an interest rate swap with a 30-year maturity as reported on Reuters Page ISDAFIX3 or any successor page thereto at 11:00 a.m. New York City time on the relevant reference rate determination date.

CMS2:
The fixed rate of interest payable on an interest rate swap with a 2-year maturity as reported on Reuters Page ISDAFIX3 or any successor page thereto at 11:00 a.m. New York City time on the relevant reference rate determination date.

Optional Early Redemption:
We have the right to redeem all, but not less than all, of the securities at our option quarterly on the 26th of each February, May, August and November (each, an “Early Redemption Date”), beginning on August 26, 2012.  The redemption price will be 100% of the principal amount of the securities redeemed, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date that we specify.  In order to redeem the securities, we will give notice to the security holders not less than 10 nor more than 30 business days before the specified Early Redemption Date.

Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Examples of Interest Rate Calculations

Set forth below are four hypothetical examples of the calculation of the rates at which interest would accrue on the securities after the first year of the term of the securities.  The examples show, for the quarterly Interest Determination Period commencing on, and including, August 26, 2012 to, but excluding, November 26, 2012, the calculations for (i) the applicable per annum interest rate (rounded to five decimal places) and (ii) the interest payment for the corresponding Interest Payment Date of November 26, 2012 (rounded to two decimal places), based on hypothetical CMS30 and CMS2 rates for the Interest Determination period commencing on August 26, 2012, the spread multiplier of 4, the spread of 0.50%, a minimum interest rate of 0.00% per annum and a maximum interest rate of 12.00% per annum.

These examples are for purposes of illustration only.  The actual interest that will accrue on the securities after the first year of its term will depend on the actual CMS30 and CMS2 rates on the relevant reference rate determination date applicable to the relevant Interest Determination Period.

EXAMPLE 1 — The hypothetical CMS30 is substantially greater than the hypothetical CMS2.

Hypothetical CMS30:	4.23%
Hypothetical CMS2:	0.55%
The hypothetical Reference Rate for the Interest Determination Period would be: 4.23% - 0.55% = 3.68000% The hypothetical annual rate of interest for the Interest Determination Period would be:
Spread multiplier x (Reference Rate – Spread)	= 4 x (3.68000% – 0.50%)
= 12.72000%
Because the annualized interest rate applicable to any interest period cannot be greater than the maximum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 12.00000% per annum.

Hypothetical interest rate for the Interest Determination Period	= 12.00000% x (90 / 360)
= 3.00000%
Hypothetical interest payment on the Interest Payment Date	= $1,000 x 3.00000%
= $30.00 per security

EXAMPLE 2 — The hypothetical CMS30 is greater than the hypothetical CMS2, and the Reference Rate is greater than the spread.

Hypothetical CMS30:	3.78%
Hypothetical CMS2:	0.93%
The hypothetical Reference Rate for the Interest Determination Period would be: 3.78% - 0.93% = 2.85000% The hypothetical annual rate of interest for the Interest Determination Period would be:
Spread multiplier x (Reference Rate – Spread)	= 4 x (2.85000% - 0.50%)
= 9.40000%
Hypothetical interest rate for the Interest Determination Period	= 9.40000% x (90 / 360)
= 2.35000%
Hypothetical interest payment on the Interest Payment Date	= $1,000 x 2.35000%
= $23.50 per security

EXAMPLE 3 — The hypothetical CMS30 is greater than the hypothetical CMS2, and the Reference Rate is less than the spread.

Hypothetical CMS30:	3.05%
Hypothetical CMS2:	2.83%
The hypothetical Reference Rate for the Interest Determination Period would be: 3.05% - 2.83% = 0.22000%
The hypothetical annual rate of interest for the Interest Determination Period would be:
Spread multiplier x (Reference Rate – Spread)	= 4 x (0.22000% - 0.50%)
= -1.12000%
= 0.00000%
Because the annualized interest rate applicable to any interest period cannot be less than the minimum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 0.00000% per annum, and the hypothetical interest payment on the Interest Payment date would be $0.00 per security.

EXAMPLE 4 — The hypothetical CMS30 is less than the hypothetical CMS2.

Hypothetical CMS30:	2.37%
Hypothetical CMS2:	2.78%
The hypothetical Reference Rate for the Interest Determination Period would be: 2.37% - 2.78% = -0.41000%
The hypothetical annual rate of interest for the Interest Determination Period would be:

Spread multiplier x (Reference Rate – Spread)	= 4 x (-0.41000% - 0.50%)
= -3.64000%
= 0.00000%

Because the annualized interest rate applicable to any interest period cannot be less than the minimum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 0.00000% per annum, and the hypothetical interest payment on the Interest Payment date would be $0.00 per security.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Hypothetical Coupon Payment Profile

The table below illustrates for a range of hypothetical Reference Rates from -1.50% to 4.00% the hypothetical rates at which interest may accrue on the securities commencing on August 26, 2012 and the hypothetical interest payments that may be payable commencing on November 26, 2012, in each case to the Early Redemption Date or the Maturity Date, as applicable.  The illustration below reflects the spread multiplier of 4, the spread of 0.50%, the minimum interest rate of 0.00% and the maximum interest rate of 12.00%.  These examples are for purposes of illustration only.  The actual interest that will accrue on the securities after the first year of the term of the securities will depend on the actual CMS30 and CMS2 rates on the relevant reference rate determination date applicable to the relevant Interest Determination Period.

Any payment on the securities (including the interest payments and the Payment at Maturity) is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

Reference Rate(1)	Interest Rate (per annum)(2)	Quarterly Interest Payment (per security)(3)
-1.500%	0.000%	$0.00
-1.250%	0.000%	$0.00
-1.000%	0.000%	$0.00
-0.750%	0.000%	$0.00
-0.500%	0.000%	$0.00
-0.250%	0.000%	$0.00
0.000%	0.000%	$0.00
0.250%	0.000%	$0.00
0.500%	0.000%	$0.00
0.750%	1.000%	$2.50
1.000%	2.000%	$5.00
1.250%	3.000%	$7.50
1.500%	4.000%	$10.00
1.750%	5.000%	$12.50
2.000%	6.000%	$15.00
2.250%	7.000%	$17.50
2.500%	8.000%	$20.00
2.750%	9.000%	$22.50
3.000%	10.000%	$25.00
3.250%	11.000%	$27.50
3.500%	12.000%	$30.00
3.750%	12.000%	$30.00
4.000%	12.000%	$30.00
____________________

(1)	The Reference Rate will be equal to CMS30 minus CMS2, each as determined by the calculation agent on the reference rate determination date applicable to the relevant Interest Determination Period.

(2)
The interest rate per annum applicable to each quarterly Interest Determination Period will be equal to 4 x (Reference Rate – 0.50%), subject to a minimum interest rate of 0.00% and a maximum interest rate of 12.00%.

(3)	The quarterly interest payment payable per security on each Interest Payment Date will be equal to the applicable interest rate per annum x $1,000 x (90 / 360).

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-10 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	It is possible that you may receive below-market interest in respect of one or more Fixed Rate Interest Determination Periods.

•	It is possible that you may receive no interest, or only a limited amount of interest, in respect of one or more Floating Rate Interest Determination Periods.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	Your return will be limited by the maximum interest rate.

•	Because the securities accrue interest at a floating rate during the Floating Rate Interest Determination Periods, you may receive a lesser amount of interest in the future.

•	The securities will be subject to early redemption at our option.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange, and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the cash you will receive upon redemption of the securities is uncertain.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the fixed-to-floating rate securities.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the level of the Reference Rate and therefore the value of the securities.

Additional Risk Factor

•
The value of the securities prior to maturity and the return on your investment will depend substantially on the extent to which CMS30 exceeds CMS2.  Interest payable on the securities after the first year of the term of the securities during any interest determination period will be based on the difference between long-term interest rates (as measured by CMS30) and short-term interest rates (as measured by CMS2), less a spread.  Although long-term interest rates tend to directionally follow short-term interest rates, day-to-day movements of long-term interest rates generally are smaller than day-to-day movements short-term interest rates.  As such, when CMS30 is greater than CMS2 and short-term interest rates rise, the difference between CMS30 and CMS2 tends to narrow (the curve of the spread flattens); conversely, if short term interest rates fall, the spread widens (the curve of the spread becomes steeper).  Interest payable on the securities will be greater the wider the spread between CMS30 and CMS2 (assuming that CMS30 is greater), and the steeper the curve of the spread during the term of the securities.  Accordingly, the value of the securities and the return on your investment will depend substantially on the extent to which CMS30 exceeds CMS2.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Investor Considerations

You may wish to consider an investment in the securities if:

•	You seek an investment linked to the difference between CMS30 and CMS2.

•
You anticipate that, after the first year of the term of the securities, the difference between CMS30 and CMS2 on each reference rate determination date will be sufficient to provide you with your desired return.

•
With respect to the Fixed Rate Interest Determination Periods (during the first year of the term of the securities), you are willing to assume the risk that market interest rates may be greater than the applicable interest rate on your securities.

•
With respect to the Floating Rate Interest Determination Periods (after the first year of the term of the securities), you are willing to have interest accrue based on the difference between CMS30 and CMS2, and you accept that the securities may pay no interest, or may pay interest at a very low rate.

•	You accept that the interest rate on your securities applicable to any Floating Rate Interest Determination Period will be capped at the maximum interest rate of 12.00% per annum.

•	You are willing to accept the risk that the securities may be called prior to maturity and you may be unable to reinvest the proceeds of such redemption at the same rate of interest.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including the actual and perceived creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You do not seek an investment linked to the difference between CMS30 and CMS2.

•
You anticipate that, after the first year of the term of the securities, the difference between CMS30 and CMS2 on each reference rate determination date will not be sufficient to provide you with your desired return.

•	You are unwilling to forgo guaranteed market rates of interest for the term of the securities.

•	You are unable to accept the risk that the securities may pay no interest, or may pay interest at a very low rate, in respect of any Floating Rate Interest Determination Period.

•	You seek a return on your investment that will not be capped at the maximum interest rate of 12.00% per annum with respect to each Interest Determination Period.

•
You are unwilling to accept the risk that the securities may be called prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the securities would have been if they had not been redeemed.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

The Reference Rate

GENERAL

Payments on the securities are determined with reference to CMS30 and CMS2, which are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of thirty years and two years, respectively.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market.  3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

The “Reference Rate” for purposes of the securities will be an amount determined by the calculation agent by subtracting CMS2 from CMS30, rounding to five decimal places, in each case in respect of the second U.S. Government Securities Business Day prior to each relevant Interest Reset Date.

“CMS30” means, on any reference rate determination date, the fixed rate of interest payable on an interest rate swap with 30-year maturity as reported on Reuters page ISDAFIX3 or any successor page thereto at 11:00 a.m., New York City time on such reference rate determination date.

“CMS2” means, on any reference rate determination date, the fixed rate of interest payable on an interest rate swap with 2-year maturity as reported on Reuters page ISDAFIX3 or any successor page thereto at 11:00 a.m., New York City time on such reference rate determination date.

“US Government Securities Business Day” means any day that is not a Saturday or a Sunday or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

UNAVAILABILITY OF CMS30 OR CMS2

If either CMS30 or CMS2 is not displayed on Reuters Page ISDAFIX3 or any successor page thereto by 11:00 a.m., New York City time, on a reference rate determination date, the applicable rate for CMS30 or CMS2, as the case may be, will be determined on the basis of the mid-market semi-annual swap rate quotations for the relevant maturity provided by three swap dealers in the New York City interbank market (which may include the calculation agent or other affiliates of RBS plc or RBS Group) selected by the calculation agent, after consultation with us.  For the purposes of calculating CMS30 or CMS2, as the case may be, the mid-market semi-annual swap rate means the arithmetic mean of the bid and offer rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to the applicable designated CMS maturity commencing on such reference rate determination date, in a representative amount quoted by an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA, as quoted on the Reuters Screen LIBOR01 Page at 11:00 a.m., New York City time, with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the three banks chosen by it to provide a quotation of such rate.

If at least three quotations are provided, the rate for the relevant day will be the arithmetic mean of such quotations.  If two quotations are provided, the rate for the relevant day will be the arithmetic mean of the two quotations.  If only one quotation is provided, the rate for the relevant day will equal that one quotation.  If no quotations are available pursuant to the paragraph above, then the CMS rate for that reference rate determination date will be the rate that the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the reference rate determination date.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

HISTORICAL INFORMATION

We have provided the following historical information to help you evaluate the behavior of CMS30 and CMS2 in various periods.  The historical difference between CMS30 and CMS2 should not be taken as an indication of the future difference between CMS30 or CMS2 or the performance of the securities.  Fluctuations in CMS30 and CMS2 make the securities’ interest rate difficult to predict and can result in an interest rate to investors that is lower than anticipated.  Fluctuations in CMS30 and CMS2 and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Neither the issuer nor the guarantor can guarantee that the difference between CMS30 and CMS2 will be maintained or will increase or that CMS30 will be greater than CMS2 over the term of the securities so that you will receive any minimum rate of interest for any Floating Rate Interest Determination Period over the term of the securities.  The actual interest rate on the securities for any Floating Rate Interest Determination Period will depend on the actual CMS30 and CMS2 in the applicable reference rate determination dates.

The following table and graph show historical month-end differences between CMS30 and CMS2 from January 2006 through August 23, 2011 based on CMS30 and CMS2 as published by Bloomberg L.P.  We do not make any representation or warranty as to the accuracy or completeness of the historical data in the table and graph below.  The calculation agent will determine the actual interest rate on the securities for any Floating Rate Interest Determination Period by reference to CMS30 and CMS2 as published on Reuters Page ISDAFIX3.

Historical Difference between CMS30 and CMS2(1)

	2006	2007	2008	2009	2010	2011
January	0.21600%	0.16130%	1.97550%	1.75000%	3.28200%	3.51850%
February	-0.00050%	0.20600%	2.34400%	1.78600%	3.35650%	3.41050%
March	0.20800%	0.38750%	2.22700%	1.85700%	3.32550%	3.28300%
April	0.41300%	0.36650%	1.69600%	2.16650%	3.08900%	3.38600%
May	0.33450%	0.27100%	1.65150%	2.69700%	2.81050%	3.31950%
June	0.18350%	0.45750%	1.41950%	2.66600%	2.72200%	3.37250%
July	0.24750%	0.61050%	1.58800%	2.70400%	2.98000%	3.21750%
August	0.21100%	0.55500%	1.50200%	2.75400%	2.48400%	2.57050%(2)
September	0.18300%	0.79100%	1.25800%	2.65000%	2.74200%
October	0.18070%	0.76750%	1.71800%	2.89650%	3.13350%
November	0.11670%	1.03850%	0.95150%	3.01700%	3.05420%
December	0.14300%	1.21800%	1.22300%	3.11930%	3.30130%
____________________

(1)	The Reference Rate will be equal to CMS30 minus CMS2, each as determined by the calculation agent on the reference rate determination date applicable to the relevant Interest Determination Period.

(2)	As measured on August 23, 2011.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

The following table shows hypothetical interest rates that would have been in effect for a hypothetical Interest Determination Period based on a spread multiplier of 4, a spread of 0.50%, a minimum interest rate of 0.00% and a maximum interest rate of 12.00%.  For purposes of illustration only, the table below assumes that the dates on which the month-end historical differences between CMS30 and CMS2 presented above were measured were the relevant reference rate determination dates for such hypothetical Interest Determination Period (i.e., the table below assumes that the January 2006 difference between CMS30 and CMS2 presented above is the applicable Reference Rate for purposes of determining the hypothetical interest rate that would accrue for the month of January 2006 for the table below).  The hypothetical interest rates that follow are intended to illustrate the effect of general trends in the difference between CMS30 and CMS2 on the amount of interest payable to you on the securities.  However, the difference between CMS30 and CMS2 may not increase or decrease over the term of the securities in accordance with any of the trends depicted by the historical information in the table above, and the size and frequency of any fluctuations in the difference between CMS30 and CMS2 over the term of the securities may be significantly different than the volatility of the difference between CMS30 and CMS2 indicated in the above table and graph.  As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the securities.

Hypothetical Interest Rates (per annum)

Based on Historical Differences between CMS30 and CMS2

	2006	2007	2008	2009	2010	2011
January	0.00000%	0.00000%	5.90200%	5.00000%	11.12800%	12.00000%
February	0.00000%	0.00000%	7.37600%	5.14400%	11.42600%	11.64200%
March	0.00000%	0.00000%	6.90800%	5.42800%	11.30200%	11.13200%
April	0.00000%	0.00000%	4.78400%	6.66600%	10.35600%	11.54400%
May	0.00000%	0.00000%	4.60600%	8.78800%	9.24200%	11.27800%
June	0.00000%	0.00000%	3.67800%	8.66400%	8.88800%	11.49000%
July	0.00000%	0.44200%	4.35200%	8.81600%	9.92000%	10.87000%
August	0.00000%	0.22000%	4.00800%	9.01600%	7.93600%	8.28200%(1)
September	0.00000%	1.16400%	3.03200%	8.60000%	8.96800%
October	0.00000%	1.07000%	4.87200%	9.58600%	10.53400%
November	0.00000%	2.15400%	1.80600%	10.06800%	10.21680%
December	0.00000%	2.87200%	2.89200%	10.47720%	11.20520%
____________________
(1)	As calculated on August 23, 2011.

Disclaimer by the Issuer, the Guarantor and the Calculation Agent

All information in this pricing supplement relating to the CMS30 and CMS2 is derived from Bloomberg and other public sources.  Neither the issuer nor the guarantor nor the calculation agent has independently verified any such information.  Neither the issuer or the guarantor nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of CMS30 or CMS2.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The discussion that follows assumes this treatment.

Interest accruals. Interest income earned with respect to the securities will be non-U.S.-source income. Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from (and may be significantly higher than) the interest payments you receive in that year. The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a series of payments the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield.

Sale, exchange or retirement.  Upon a sale, exchange or retirement of a security (including at maturity), you generally will recognize income or loss equal to the difference between the amount you receive and your tax basis in the security. Your tax basis in a security will equal its cost, increased by the amount of interest income you have accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the security. Any income recognized upon a sale, exchange or retirement of a security (including at maturity) will be treated as interest income. Any loss will be treated first as ordinary loss, generally to the extent of previous interest inclusions, and then as capital loss.

Comparable yield and projected payment schedule.  The comparable yield is an annual rate of 4.745%, compounded quarterly. The projected payment schedule consists of the following payments:

Nov. 2011: $30.00	Feb. 2016: $6.94	May 2020: $5.71	Aug. 2024: $9.24	Nov. 2028: $17.45
Feb. 2012: $30.00	May 2016: $6.94	Aug. 2020: $5.71	Nov. 2024: $10.80	Feb. 2029: $17.45
May 2012: $30.00	Aug. 2016: $6.94	Nov. 2020: $6.27	Feb. 2025: $10.80	May 2029: $17.45
Aug. 2012: $30.00	Nov. 2016: $5.56	Feb. 2021: $6.27	May 2025: $10.80	Aug. 2029: $17.45
Nov. 2012: $16.22	Feb. 2017: $5.56	May 2021: $6.27	Aug. 2025: $10.80	Nov. 2029: $18.78
Feb. 2013: $16.22	May 2017: $5.56	Aug. 2021: $6.27	Nov. 2025: $12.49	Feb. 2030: $18.78
May 2013: $16.22	Aug. 2017: $5.56	Nov. 2021: $6.80	Feb. 2026: $12.49	May 2030: $18.78
Aug. 2013: $16.22	Nov. 2017: $5.16	Feb. 2022: $6.80	May 2026: $12.49	Aug. 2030: $18.78
Nov. 2013: $13.75	Feb. 2018: $5.16	May 2022: $6.80	Aug. 2026: $12.49	Nov. 2030: $19.81
Feb. 2014: $13.75	May 2018: $5.16	Aug. 2022: $6.80	Nov. 2026: $14.06	Feb. 2031: $19.81
May 2014: $13.75	Aug. 2018: $5.16	Nov. 2022: $7.91	Feb. 2027: $14.06	May 2031: $19.81
Aug. 2014: $13.75	Nov. 2018: $5.29	Feb. 2023: $7.91	May 2027: $14.06	Aug. 2031: $1,019.81
Nov. 2014: $9.90	Feb. 2019: $5.29	May 2023: $7.91	Aug. 2027: $14.06
Feb. 2015: $9.90	May 2019: $5.29	Aug. 2023: $7.91	Nov. 2027: $15.80
May 2015: $9.90	Aug. 2019: $5.29	Nov. 2023: $9.24	Feb. 2028: $15.80
Aug. 2015: $9.90	Nov. 2019: $5.71	Feb. 2024: $9.24	May 2028: $15.80
Nov. 2015: $6.94	Feb. 2020: $5.71	May 2024: $9.24	Aug. 2028: $15.80

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.  RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated May 3, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. R-1 dated May 3, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001658/dp22340_424b5-r1.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Callable Leveraged Steepener Notes Linked to the Difference between CMS30 and CMS2 due August 26, 2031

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.